Exhibit 3.1
AMENDMENT III TO THE AMENDED AND RESTATED BYLAWS OF
POST PROPERTIES, INC.
(As adopted by the Board of Directors on December 19, 2007)
Article V of the Amended and Restated Bylaws of Post Properties, Inc., will be amended and restated in its entirety as follows:
ARTICLE V
STOCK TRANSFERS
Section 1. Form and Execution of Certificates. All shares of capital stock of the Corporation may be either certificated or uncertificated shares, as provided under Georgia law, and shall be entered into the books of the Corporation and registered as they are issued. Any certificates of shares of capital stock of the Corporation shall be in such form as may be approved by the Board of Directors and shall be signed by the Chairman of the Board or President or a Vice President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer, provided that any such certificate may be signed by the facsimile signature of either or both of such officers imprinted thereon if the same is countersigned by a transfer agent of the Corporation, and provided further that certificates bearing the facsimile of the signature of such officers imprinted thereon shall be valid in all respects as if such person or persons were still in office, even though such officer or officers shall have died or otherwise ceased to be officers.
Section 2. Transfers of Shares. Shares of stock in the Corporation shall be transferable on the books of the Corporation only by proper transfer, and in the case of certificated shares of stock, when signed by the holder of record thereof or by a person duly authorized to sign for such holder of record; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the holder of record thereof or by a person duly authorized to give such transfer instructions for such holder of record. The Corporation or its transfer agent or agents shall be authorized to refuse any transfer unless and until it is furnished such evidence as it may reasonably require showing that the requested transfer is proper.
Section 3. Lost, Destroyed or Stolen Certificates. Where the holder of record of a share or shares of stock of the Corporation claims that the certificate representing said share has been lost, destroyed or wrongfully taken, the Board shall by resolution provide for the issuance of (a) a new certificate to replace the original or (b) uncertificated shares in place of any certificate previously issued by the Corporation, if the holder of record so requests before the Corporation has notice that the certificate has been acquired by a bona fide purchaser, files with the Corporation a sufficient indemnity bond, and furnishes evidence of such loss, destruction or wrongful taking satisfactory to the Corporation, in the reasonable exercise of its discretion. The Board may authorize such officer or agent as it may designate to determine the sufficiency of such an indemnity bond and to determine reasonably the sufficiency of the evidence of loss, destruction or wrongful taking.
Section 4. Transfer Agent and Registrar. The Board may (but shall not be required to) appoint a transfer agent or agents and a registrar or registrars to transfers, and may require that all stock certificates bear the signature of such transfer agent or of such transfer agent and registrar.